EXHIBIT 99.1

Contacts:
Pete Michielutti	Stacy Kruse
Chief Financial Officer, Chief Operating Officer	Vice President Finance, Treasurer
Wilsons The Leather Experts Inc.	Wilsons The Leather Experts Inc.
(763) 391-4000	(763) 391-4000

For Immediate Release

Wilsons The Leather Experts Inc. Announces
Third Quarter 2004 Operating Results

     MINNEAPOLIS — (BUSINESS WIRE) — November 16, 2004 — Wilsons The Leather Experts Inc. (NASDAQ: WLSN) today reported third quarter and year-to-date operating results.

     Comparable store sales for the thirteen-week period increased 7.2% versus a 9.0% decrease in the third quarter of 2003. Net sales at Wilsons Leather stores for the third quarter ended October 30, 2004, decreased 10.2% to $87.9 million compared to $97.9 million for the same period last year.

     Wilsons Leather reported a net loss for the quarter of $8.5 million, or $0.22 per basic and diluted share, compared to a net loss of $11.6 million, or $0.57 per basic and diluted share, in the third quarter of 2003. Included in the results for the current third quarter is an after-tax loss of $2.7 million, or $0.07 per basic and diluted share, related to lease termination costs, severance, and other restructuring charges. The net loss for the third quarter, when adjusted to remove the $2.7 million in restructuring charges, was $5.8 million, or $0.15 per basic and diluted share. The operating loss for the quarter was $7.1 million, and when adjusted to remove the $2.7 million in charges related to restructuring, was $4.4 million, and compares to an operating loss of $16.5 million in the third quarter of 2003, a 73.4% improvement.

     Year-to-date net sales decreased 4.7% to $241.0 million compared to $252.9 million for the same period last year. Sales for the current fiscal year include $20.8 million in liquidation sales resulting from the transfer of inventory to an independent liquidator in conjunction with the previously announced closing of approximately 111 stores that was completed in April 2004. Comparable store sales for the year increased 4.7% versus a comparable store sales decrease of 4.9% in the same prior-year period. Comparable store sales for the year to date do not include sales from the stores that were liquidated.

     The year-to-date net loss is $65.7 million, or $2.29 per basic and diluted share, compared to a net loss of $46.0 million, or $2.24 per basic and diluted share, in 2003. Included in the results for 2004 is an after-tax loss of $25.1 million, or $0.88 per basic and diluted share, related to the transfer of inventory to an independent liquidator in conjunction with the closing of approximately 111 stores, accelerated depreciation, fixed asset writeoffs, lease termination costs related to store closings, severance, and other restructuring charges. The year-to-date net loss, when adjusted to remove the $25.1 million in

7401 Boone Avenue North Brooklyn Park, Minnesota 55428
763.391.4000 telephone, 763.391.4535 fax, www.wilsonsleather.com charges related to restructuring, was $40.6 million, or $1.41 per basic and diluted share. The year-to-date operating loss was $59.6 million, and when adjusted to remove the $25.1 million in charges related to restructuring, was $34.5 million, and compares to an operating loss of $69.0 million in the year-ago period, a 49.9% improvement.

     A reconciliation of the operating loss, net loss and basic and diluted loss per share with and without the charges related to restructuring appears in an accompanying table. Operating loss, net loss and basic and diluted loss per share excluding these restructuring charges are measures of performance that are not defined by generally accepted accounting principles (“GAAP”) and should be viewed in addition to, and not in lieu of, the operating loss, net loss and basic and diluted loss per share as reported on a GAAP basis.

     Joel Waller, Chairman and Chief Executive Officer, commented, “We are pleased with our results during the third quarter. Sales in both our mall-based and outlet stores were strong during the quarter and we are encouraged by the performance of our new fall merchandise. Our margin rates for both the quarter and year are ahead of last year and give us confidence that the structural changes we have made in the business are taking hold. Our balance sheet continues to strengthen. We did not access our revolver until the first week of September and our borrowing level at the end of the quarter was significantly below last year. We remain focused on ensuring success during the ever important holiday selling season.”

     Wilsons Leather today updated guidance for the fiscal year ending January 29, 2005. The Company anticipates full year net sales in the range of $425.0 to $435.0 million, an increase from previous estimates of $410.0 to $430.0 million. This anticipated range excludes the $20.8 million in liquidation sales. The increase in sales reflects our year-to-date comparable store sales performance. For the full year, basic and diluted loss per share is now expected to be between $0.80 and $0.90; previous estimates were between $0.82 and $0.99. Included in the basic and diluted loss per share are restructuring charges of approximately $26.3 million, or $0.84 per basic and diluted share related to restructuring, versus our previous estimate of $0.80.

About Wilsons Leather

Wilsons Leather is the leading specialty retailer of leather outerwear, accessories and apparel in the United States. As of October 30, 2004, Wilsons Leather operated 453 stores located in 45 states and the District of Columbia, including 328 mall stores, 109 outlet stores and 16 airport stores. The Company regularly supplements its permanent mall stores with seasonal stores during its peak selling season from October through January.

7401 Boone Avenue North Brooklyn Park, Minnesota 55428
763.391.4000 telephone, 763.391.4535 fax, www.wilsonsleather.com

Except for historical information, matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Such statements are based on information available to management as of the time of such statements, and relate to, among other things, our results of operations, expected restructuring charges and expected demand for our products. Factors that could cause actual results to differ include: changes in customer shopping patterns; competition in our markets; economic downturns; failure of results of operations to meet expectations of research analysts; change in consumer preferences and fashion trends away from leather; reductions in our comparable store sales over the past three years; risks associated with our debt service; our inability to grow the business as planned; decreased availability and increased cost of leather; risks associated with foreign sourcing and international business; risks associated with estimates made in our critical accounting policies; seasonality of the business; loss of key members of our management team; reliance on third parties for maintaining our management information systems; concentration of our common stock; volatility of our common stock; war, acts of terrorism or the threat of either; and interruption in the operation of corporate offices and distribution centers. The information included in this press release is operative as of this date only. Wilsons Leather does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In order to ensure that all investors continue to have equal access to the same information, Wilsons Leather will refrain from updating projections made in this press release unless it does so through means designed to provide broad distribution of the information to the public.

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7401 Boone Avenue North Brooklyn Park, Minnesota 55428
763.391.4000 telephone, 763.391.4535 fax, www.wilsonsleather.com

WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	October 30,	January 31,	November 1,
	2004	2004 (1)	2003
	(Unaudited)		(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$—	$42,403	$—
Accounts receivable, net	4,463	6,122	6,296
Inventories	124,760	89,298	174,520
Prepaid expenses and other current assets	7,725	3,719	9,128
Assets of discontinued operations	—	—	40

TOTAL CURRENT ASSETS	136,948	141,542	189,984
Property and equipment, net	40,556	60,047	67,578
Goodwill and other assets, net	2,393	2,538	3,000
Deferred income taxes	—	—	19,865

TOTAL ASSETS	$179,897	$204,127	$280,427

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$35,144	$10,198	$47,354
Notes payable	21,557	490	61,633
Current portion of long-term debt	—	30,635	30,635
Accrued expenses	20,948	26,670	24,343
Liabilities of discontinued operations	296	406	814
Income taxes payable	3,585	3,214	1,529
Deferred income taxes	8,203	6,477	2,245

TOTAL CURRENT LIABILITIES	89,733	78,090	168,553
Long-term debt	25,000	25,064	25,075
Other long-term liabilities	12,312	13,893	14,073
Deferred income taxes	—	1,726	—
TOTAL SHAREHOLDERS’ EQUITY	52,852	85,354	72,726

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$179,897	$204,127	$280,427

1.	Derived from audited consolidated financial statements.

Note: The Company’s inventories are determined by the retail method on the last-in, first-out (“LIFO”) basis. The difference in inventories between the LIFO method and the first-in, first-out method was not material as of October 30, 2004, January 31, 2004 or November 1, 2003.

WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	For the three months ended
	October 30,	November 1,
	2004	2003
NET SALES	$87,923	$97,880
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	62,846	75,003

Gross margin	25,077	22,877
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	28,851	35,124
DEPRECIATION AND AMORTIZATION	3,334	4,226

Operating loss	(7,108)	(16,473)
INTEREST EXPENSE, net	1,385	2,889

Loss before income taxes	(8,493)	(19,362)
INCOME TAX BENEFIT	—	(7,744)

Net loss	$(8,493)	$(11,618)

BASIC AND DILUTED LOSS PER SHARE:
Basic and diluted loss per share	$(0.22)	$(0.57)

Weighted average shares outstanding — basic and diluted	38,843	20,551

WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	For the year-to-date period ended
	October 30,	November 1,
	2004	2003
NET SALES	$241,004	$252,931
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	187,667	208,990

Gross margin	53,337	43,941
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	90,606	100,369
DEPRECIATION AND AMORTIZATION	22,378	12,532

Operating loss	(59,647)	(68,960)
INTEREST EXPENSE, net	6,082	7,631

Loss before income taxes	(65,729)	(76,591)
INCOME TAX BENEFIT	—	(30,636)

Net loss	$(65,729)	$(45,955)

BASIC AND DILUTED LOSS PER SHARE:
Basic and diluted loss per share	$(2.29)	$(2.24)

Weighted average shares outstanding — basic and diluted	28,743	20,488

WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of the GAAP operating loss, net loss and basic and diluted loss per share to the adjusted operating loss, net loss and basic and diluted loss per share:

	For the three months ended October 30, 2004
			Basic and diluted
	Operating loss	Net loss	loss per share
As reported	$(7,108)	$(8,493)	$(0.22)
Restructuring and other charges (1)	2,731	2,731	0.07

Adjusted	$(4,377)	$(5,762)	$(0.15)

(1)	Includes $2.7 million related to lease termination costs, severance, and other restructuring charges.

	For the year-to-date period ended October 30, 2004
			Basic and diluted
	Operating loss	Net loss	loss per share
As reported	$(59,647)	$(65,729)	$(2.29)
Restructuring and other charges (1)	25,128	25,128	0.88

Adjusted	$(34,519)	$(40,601)	$(1.41)

(1)	Includes $25.1 million related to the transfer of inventory to an independent liquidator in conjunction with the closing of approximately 111 stores, lease termination costs, accelerated depreciation, asset write-offs related to store closings, severance, and other restructuring charges.